AGREEMENT


         AGREEMENT, made this 2 day of September 2004, by and between ARTISTIC COMMUNICATION CENTER, LTD., with it's principal place of business at 116 N. Halsted Street, Chicago, Illinois 60661 (hereinafter referred to as ACC) and The KNOCKOUT GROUP, INC. located at 100 W. Whitehall Avenue, Northlake, IL., 60164 (hereinafter known as CLIENT).

         WHEREAS, ACC has high quality film/video production capabilities and CLIENT has expressed an interest in ACC making changes in the production and editing of two (2) thirty minute infomercials for marketing a line of household and automotive cleaning products;

         WHEREAS, CLIENT wishes to pursue and secure an arrangement for producing and editing the aforementioned infomercials;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed and understood as follows:

         CLIENT agrees:

          1. To provide a general overview verbally plus written information including relevant changes in the script and production content relating to the project to allow ACC to become familiar with the elements and suggested structure of the infomercial changes

          2. To host a round table discussion where key CLIENT participants can provide insight and details regarding specific content changes to be included in the infomercials

          3. To review submitted written materials and rough cuts of the infomercial expeditiously and provide timely feedback to ACC

          4. To assure all on camera personnel are available on time for scheduled taping sessions to assure quality taping and editing time for ACC TO professionally complete the infomercials in a timely manner

          5. To have a project representative on location during the production. taping days to assure CLIENT approves "takes".

           ACC agrees:

          1. To work with CLIENT in the development of a treatment and script for the infomercial changes for CLIENT'S approval.

          2. To participate in and make suggestions regarding the best human resources for the infomercials

          3. To professionally produce the aforementioned video changes utilizing the revised script as approved by CLIENT as the blueprint for production

          4. To video tape the project using broadcast quality video camera and stock


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          5.   To create simplistic yet professional graphics and animation, as needed, to enhance overall production quality.

          6. To professionally re-edit the aforementioned infomercials using traditional and innovative editing techniques utilizing the AVID 9000 non-linear editing system and Discreet Smoke,

The projected cost to professionally produce, edit and deliver the changes to the two thirty (30) minute infomercials (HOUSEHOLD AND AUTOMOTIVE) will be based on actual cost plus a ten percent (10%) production fee. This includes director, and demo director, producers, crew, casting, talent, cameras, location costs, props, special equipment needs, graphics, remote production, audio production, music usage, post production facilities, a Beta SP master and a VHS copy.

This Agreement does not include additional shooting of scenes or re-editing scenes that are different from those indicated in the currently revised CLIENT approved script.

This agreement shall be construed in accordance with the laws of the State of Illinois governing contracts wholly executed and performed therein, and shall be binding upon and inure to the benefit of the parties respective heirs, executors, administrators and successors.

         IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date first indicated above.


ACCEPTED AND AGREED TO                             ACCEPTED AND AGREED TO:


/s/ Margery Botach                                 /s/ John Bellamy
------------------                                 ---------------------------
ARTISTIC COMMUNICATION                             THE KNOCKOUT GROUP, INC
CENTER, LTD.